EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 12/11/24 to 1/17/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/10/2024	Sell	18,835	19.60
12/16/2024	Sell	9,924	18.66
12/31/2024	Sell	38,710	17.66
1/2/2025	Sell	25,101	17.68
1/3/2025	Sell	10,749	17.54
1/10/2025	Sell	19,315	17.32
1/13/2025	Sell	12,943	17.28
1/14/2025	Sell	29,781	17.42
1/15/2025	Sell	72,929	17.69
1/16/2025	Sell	30,019	17.88
1/17/2025	Sell	24,569	18.18